INTEGRAL RAISES $5.7 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS Wednesday, January 21, 2004 09:30 AM ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--Jan. 21, 2004--Integral Technologies, Inc. (OTCBB: ITKG, news) ("Integral"), announced today that it has closed a private
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placement of common stock and warrants, raising approximately $5.7 million in gross proceeds, pursuant to an agreement dated Dec. 26, 2003. The transaction involved the sale of 57,115 units at $100.00 a unit. Each unit is comprised of 100 shares of newly issued shares of Integral common stock and a warrant for 30 shares. The units were placed with a large Boston based investment manager.

"The success of this financing reflects the confidence that investors maintain in Integral's business plan and Electriplast technology," said Bill Robinson, Integral's chairman and chief executive officer. Robinson went on to say, "The proceeds of this financing will primarily be used to fund commercialization, patents costs, and continued research and development."

Integral Technologies Inc. (http://www.itkg.net) has developed a new innovative
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electrically conductive resin based material deemed "Electriplast." The company holds US provisional patents on 31 different electronic applications around its Electriplast Technology. Various examples of industries that Electriplast can be used in are, antennas, shielding, lighting circuitry, switch actuators, resistors, medical devices, thermal management and cable connector bodies, to name just a few. The company plans to introduce these new products and the Electriplast Technology on a global scale.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Integral has agreed to file a registration statement covering the resale of these shares.

This press release contains "forward-looking statements'' within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at http://www.itkg.net or contact Shareholder
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Relations at 888-666-8833 or Vic Allgeier at TTC, at 212-227-0997.

    CONTACT: Integral Technologies, Inc.
             Shareholder Relations, 888-666-8833
             http://www.itkg.net
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             or
             TTC
             Vic Allgeier, 212-227-0997


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